EXHIBIT 21

Name	Jurisdiction of Incorporation

Analogic Limited	Massachusetts
ANALOGIC FOREIGN SALES CORPORATION	U.S. Virgin Islands
Analogic Holding Luxembourg S.a.r.l	Luxembourg
ANALOGIC SECURITIES CORPORATION	Massachusetts
ANADVENTURE II CORPORATION	Massachusetts
ANA/ DVENTURE 3 CORPORATION	Massachusetts
ANADVENTURE DELAWARE, INC	Delaware
ANATEL COMMUNICATIONS CORPORATION	Massachusetts
ANEXA Corporation	Massachusetts
Anexa Financial Services, Inc.	Massachusetts
ANRAD CORPORATION	Province of Nova Scotia, Canada
B-K Medical Holding ApS	Denmark
B-K Medical ApS	Denmark
B-K Medical AB	Sweden
B-K Medical (Asia) Pte. Ltd.	Singapore
B-K Medical Benelux NV/ SA	Belgium
B-K Medical Medizinische Systeme GmbH	Germany
B-K Medicale S.r.L	Italy
B-K Medical Systems, Inc.	Massachusetts
B-K Medical (China) Limited	Hong Kong
CAMTRONICS FOREIGN SALES CORPORATION, INC	U.S. Virgin Islands
Camtronics Medical Systems Canada, Inc.	Province of Ontario, Canada
Camtronics Medical Systems, Inc.	Province of Ontario, Canada
Camtronics Medical Systems, Ltd.	Wisconsin
FTNI Inc.	Province of Quebec, Canada
International Security Systems Corporation	Massachusetts
SKY COMPUTERS, INC	Massachusetts
SKY Computers (Europe) Ltd.	England
Sound Technology, Inc.	Pennsylvania